Exhibit 99.2

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EDITED TRANSCRIPT BIG - Q4 2014 Big Lots Inc Earnings Call EVENT DATE/TIME: MARCH 06, 2015 / 01:00PM GMT
OVERVIEW:
Co. reported 4Q14 net sales for continuing operations of $1.593b and income from continuing operations of $94m or $1.76 per diluted share. Expects FY15 diluted EPS from continuing operations to be $2.75-2.90. Expects 1Q15 diluted EPS from continuing operations guidance to be $0.55-0.60.

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MARCH 06, 2015 / 1:00PM, BIG - Q4 2014 Big Lots Inc Earnings Call

CORPORATE PARTICIPANTS
Andy Regrut Big Lots, Inc. - Director, IR
David Campisi Big Lots, Inc. - President & CEO
Tim Johnson Big Lots, Inc. - EVP & CFO

CONFERENCE CALL PARTICIPANTS
Jeff Stein Northcoast Research - Analyst
David Mann Johnson Rice & Company - Analyst
Patrick McKeever MKM Partners - Analyst
Brad Thomas KeyBanc Capital Markets - Analyst
Paul Trussell Deutsche Bank - Analyst
Dutch Fox FBR Capital Markets - Analyst
Anthony Chukumba BB&T Capital Markets - Analyst
John Garrett Wedbush Securities - Analyst
Matthew Boss JPMorgan Chase - Analyst
Meredith Adler Barclays Capital - Analyst
Joe Feldman Telsey Advisory Group - Analyst
John Berg Piper Jaffray - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots fourth quarter 2014 teleconference. This call is being recorded. (Operator Instructions). At this time, I would like to introduce today's first speaker, Andy Regrut, Director of Investor Relations.

Andy Regrut - Big Lots, Inc. - Director, IR

Thanks, Tracy and thank you, everyone, for joining us for our fourth quarter conference call. With me here today in Columbus are David Campisi, our CEO and President, and Tim Johnson, Executive Vice President and Chief Financial Officer.

Before we get started, I'd like to remind you that any forward-looking statements we make on today's call involve risk and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and our SEC filings and that actual results can differ materially from those described in our forward-looking statements. All commentary today is focused on adjusted non-GAAP results from continuing operations. Reconciliations of GAAP to non-GAAP adjusted earnings are available in today's press release.

This morning, David will start the call with a few opening comments. TJ will review the financial highlights from the fourth quarter of fiscal 2014 and provide an outlook for the full year and first quarter of fiscal 2015. David will then complete our prepared remarks before taking your questions. With that, I'll turn the call over to David.

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MARCH 06, 2015 / 1:00PM, BIG - Q4 2014 Big Lots Inc Earnings Call

David Campisi - Big Lots, Inc. - President & CEO

Thanks, Andy and good morning, everyone. I'm very pleased with our fourth quarter results and a strong finish to the year. Earnings for the quarter were solidly in line with our guidance as comps increased 2.9%. Our Q4 comps were the strongest of 2014 and represented our fourth consecutive quarter of positive comps under our new SPP and merchandising strategies. This was the first year since 2006 when all four quarters saw positive comps.

From a merchandising perspective, the four key categories which are central to our SPP were the biggest winners in Q4 and showed the largest amount of comp growth.

Furniture was the top performer, up in the mid-teens. Mattresses, Upholstery, and Casegoods posted very strong results throughout the quarter with noticeable acceleration in the month of January. Our merchant team has done a great job improving our offering with fashion-forward assortments, while the stores organization is improving in-store presentations.

Our Easy Leasing program continues to perform very well. Q4 was the first holiday season with the program in 1,300 stores and our results remain consistent with a low double-digit lift in the Furniture category. And for our stores celebrating their first anniversary with Easy Leasing, the outlook is encouraging as sales increases continue in the mid-single digit range, so we are comping the comp.

Food was up low double-digits once again this quarter... the fourth consecutive quarter in this range and a real testament to the tremendous work this team is doing and the significant investment in capital and incremental space provided in the store. We experienced strength across many different areas of Food, and Jennifer has voted in favor of our expanded assortments of neverouts. Post-holiday, we resumed our rollout of coolers and freezers, and we will install them in another 500 plus stores this year, essentially finishing the fleet near the end of Q1.

Next is Soft Home, also up double-digits with particular strength in Fashion Bedding and Rugs. Our team has transformed the assortments in this category, as well as Tabletop, Food Prep, and Appliances through the disciplines of QBFV, or quality, brand, fashion and value, and our in-store displays and merchandise presentations have improved significantly. We're still in the early innings, and my excitement continues to build for this business.

And finally, Consumables, up mid-single digits for Q4 and another great job by the team. Once again this quarter, we grew comps in Household chemicals and Pet, along with Housekeeping and Paper. This business continues to exhibit solid fundamentals and deliver results.

As we noted in our pre-release in mid-January, Christmas trim was up low single-digits for the quarter. We are very pleased with our performance over the holidays and with the low inventories as we exited December. In total, for Q4, the Seasonal category was down year-over-year, but this was largely a function of lower toy volume and not a reflection on Christmas seasonal assortments. We've now transitioned our stores to Lawn and Garden and in our warmer weather markets, early results are very encouraging.

As expected, the "Edit and Exit" categories of Electronics and Hard Home were down to last year, but fairly close to our plans. The good news is Q4 of 2014 represented the most significant comp headwind from this activity, and Q1 of 2015 will be the last quarter where we are up against any meaningful sales as we deemphasized these categories last year.

The next key element of our SPP and the Jennifer pillar is our marketing efforts and new strategies, which were displayed in Q4. Our marketing team continues to break new ground for our business as we reach Jennifer through more new and different channels than ever before. In Q4, we reached our goal of 1 million Facebook fans. We enjoyed two social media sweepstakes, #BigHoliday was launched on Facebook, Twitter and Instagram. We also hosted our first ever Pinterest sweepstakes, "Christmas Like Crazy", which drove over 3.2 million impressions. Remember, our Company had virtually no social media presence 18 months ago, so 2014 was a major step forward.

Aside from social media, we also expanded our reach from a multicultural perspective. Our Christmas campaign was our first holiday television spot airing in multiple languages on culturally diverse television networks, which we see as an accomplishment for our Company and for Jennifers everywhere.

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MARCH 06, 2015 / 1:00PM, BIG - Q4 2014 Big Lots Inc Earnings Call

The final leg of the three-legged stool, or the Jennifer pillar, is our stores. Store execution and, most importantly, our people in the field. During our most challenging time of the year, the stores team maintained their standards and actually improved their scores during Q4, whether it be the J plus score or other customer feedback measurements. So with that, I'll now turn the call over to TJ for more insight on the numbers.

Tim Johnson - Big Lots, Inc. - EVP & CFO

Thanks, David and good morning, everyone. Net sales from continuing operations for the fourth quarter of fiscal 2014 were $1.593 billion, an increase of 1.4% over the $1.572 billion we reported last year. Comparable store sales for stores open at least 15 months increased 2.9%, which compares to our guidance of an increase in the low single- digits. As David mentioned, we are very pleased with this result, particularly given the significant amount of "Edit and Exit" activity in Electronics and Hard Home from a year ago.

From a monthly cadence perspective, November was slightly positive as previously reported. Sales accelerated in December and built further during the month of January.

Income from continuing operations for the fourth quarter was $94.0 million, or $1.76 per diluted share, which compares to our guidance of $1.70 to $1.80 per diluted share and to last year's income from continuing operations of $84.2 million, or $1.45 per diluted share.

Our gross margin rate for the quarter was 40.8%, up 200 basis points compared to last year's Q4 rate. This was consistent with our expectations as we anniversaried the markdowns associated with "Edit to Amplify" from a year ago.

Total expense dollars were $497 million and the expense rate of 31.2% was up roughly 100 basis points compared to last year. This performance was also in line with our expectations and was almost entirely related to incremental bonus expense year-over-year. As a company, we performed slightly above our plan for the year and essentially on plan in Q4. You may recall fiscal 2013 results were below plan throughout most of the year, and we began our "Edit to Amplify" process in Q4. These two factors combined to result in minimal store bonuses and essentially zero payout from a bonus perspective for management last year.

In addition to higher bonus expense, we intentionally increased our advertising spend in Q4, and we believe this was one of several contributing factors to Q4's strong comp. The final significant increase in cost to LY in Q4 was the strategic decision to sell off company aircraft. In doing so, we incurred additional costs and impairment charges in Q4 and Q3 for that matter, but to a lesser degree. As of last week, we no longer own company planes. This is one of a number of opportunities embedded in our SPP we are executing to lower costs this year and into the future.

Moving on to the balance sheet, inventory ended the fourth quarter of fiscal 2014 at $852 million compared to $915 million last year. The reduction in inventory was driven by a 4% decrease in inventory per store, a lower store count, and the strategic decision to close our business in Canada. During Q4, we closed 36 stores with no new store openings, leaving us with 1,460 stores and total selling square footage of 32.0 million. For the year, we opened 24 new stores and closed 57 locations.

For the full year of fiscal 2014, capital expenditures were $93 million compared to $105 million last year and depreciation expense was $120 million, an increase of $7 million to last year.

Cash flow, defined as cash provided by operating activities less cash used in investing activities, was $254 million for our continuing U.S. operations and $228 million for the consolidated Company, after the impact of the wind down of our Canadian discontinued operations.

We ended the fourth quarter with $52 million of cash and cash equivalents and $62 million of borrowings under our credit facility. This compared to $69 million of cash and cash equivalents and $77 million of borrowings under our credit facility last year. Our use of cash generated by our U.S. operations was focused on returning cash to shareholders through both dividends and share repurchases, lowering our overall debt levels, and funding closing activity of our former Canadian operations.

For fiscal 2014, we invested $250 million to repurchase 6.1 million shares, or approximately 10% of our outstanding share base at a weighted average price of $40.94 per share, or approximately 17% lower than yesterday's market close. Additionally, we returned $28 million to shareholders

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MARCH 06, 2015 / 1:00PM, BIG - Q4 2014 Big Lots Inc Earnings Call

through three quarterly dividend payments in July, September and December. For the full year, $278 million of cash was returned to shareholders. We believe this strategy adds value and is an important lever to drive overall shareholder return.

Now turning to annual guidance for fiscal 2015, we estimate income from continuing operations to be in the range of $2.75 to $2.90 per diluted share compared to income from continuing operations of $2.46 per diluted share in 2014. Our guidance is based on a comparable store sales increase in the low single-digits and total sales essentially flat to LY due to a lower store count.

Additionally, our annual guidance reflects approximately $0.05 of expected expense drag related to the support and development of our new e-commerce site, which is expected to go live post-holiday.

The gross margin rate for 2015 is expected to be slightly higher than last year and expenses as a percent of sales are expected to decline in this model. We estimate our expense leverage point to be approximately a flattish comp for fiscal 2015.

Filling out the rest of the P&L for 2015, we expect net interest expense of approximately $3 million to $4 million and the effective income tax rate is estimated to be in the range of 38% to 39%.

For the year, capital expenditures are expected to be approximately $130 million to $135 million. Maintenance capital is expected to be about $40 million, which covers our stores, DCs and the general office. New store capital is estimated to be approximately $10 million for opening 15 new stores, the majority of which will be relocations. We also estimate in this model we could close as many as 45 stores.

The balance of the CapEx relates to investments in certain other strategic initiatives, which will represent approximately $80 million to $85 million in 2015. These dollars will be focused on completing our rollout of coolers and freezers, investments in IT systems, and completing our refresh of our store point-of-sale systems. Additionally, we are estimating in the range of $30 million to $35 million will be invested to establish the framework and infrastructure to support our initial foray into e-commerce.

Depreciation expense for 2015 is forecasted at approximately $120 million to $125 million against $120 million in 2014. We expect this level of financial performance will result in cash flow of approximately $175 million.

In support of our shareholder return initiatives, we anticipate returning $240 million to you, our shareholders, during fiscal 2015. We announced today, our Board approved a share repurchase program providing for the repurchase of up to $200 million of our common shares. Assuming completion during 2015, we estimate the average diluted share count is to be approximately 51 million to 52 million shares.

Also announced in a press release earlier today, the Board of Directors voted unanimously to increase the Company's quarterly dividend rate by approximately $0.12 by declaring a quarterly dividend of $0.19 per common share payable on April 3, 2015 to shareholders of record as of close of business on March 20, 2015. We believe this new increased dividend displays our Board's confidence in this team, our strategies and our ability to consistently execute.

Assuming our fiscal 2015 guidance, this new dividend rate represents a 26% to 28% payout ratio, which we believe is appropriate for our business and well within the capacity and the cash flow potential of the business. We estimate four quarterly dividend payments at this higher quarterly rate will result in approximately $40 million returned to shareholders. So $200 million in share repurchases plus $40 million in dividend payments equals $240 million for fiscal 2015, or approximately 9% to 10% of our market cap.

In terms of our first-quarter guidance, we estimate income from continuing operations to be in the range of $0.55 to $0.65 per diluted share compared to income from continuing operations of $0.50 per diluted share last year. Comp store sales are expected to increase 1% to 2%. The gross margin rate for the first quarter is expected to be higher than last year and our expense rate is expected to be slightly higher than last year.

Speaking of sales for just a moment, you will notice our guidance for Q1 of +1% to +2% is different than the low single digits which we are guiding to for the full year. This difference is solely related to the month of February, which was slightly below the low end of our guidance. Said another way, had February been on plan, we would've been guiding to low-singles for Q1 consistent with the year.

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MARCH 06, 2015 / 1:00PM, BIG - Q4 2014 Big Lots Inc Earnings Call

February results were strong in warmer weather markets such as the South, Southwest and West Coast where comps were up in the low single-digits and the key categories of Furniture, Soft Home, Food and consumables all performed well and were up significantly to last year. For those of you listening in the Northeast or the New York or Boston area, you will not be surprised when I tell you that the Northern and Mid-Atlantic markets were actually below last year, which we firmly believe is the direct result of much more challenging weather than this time a year ago. Weather impacts were particularly noticeable in these markets and transactions, our Seasonal business, and with our Furniture business, which is predominantly cash and carry. Each of these markets had very similar merchandise assortments and promotional calendar, but results did differ a little bit regionally. Based on the trends of the last few quarters, we are confident in our low single-digit comp forecast for Marple, or March and April, which will deliver the guidance we are providing today. So with that, I'll turn the call back over to David.

David Campisi - Big Lots, Inc. - President & CEO

Thanks, TJ. Before we open the lines for questions this morning, I want to share a few thoughts in closing. 2014 was a very good year for our Company. Our team made meaningful and lasting improvements to our business strategy and our corporate culture, and did so while delivering on our full year financial commitments established at the beginning of the year. We improved our consistency, which was reflected in our quarterly results. In short, we did what we said we were going to do. We established a solid foundation, set out to deliver with our SPP, and positioned the Company for long-term success for many years to come, and while I am the first to tell you we are still at the beginning of the beginning, it is important for me to take a moment to thank and to congratulate all of our associates in our stores, our field operations, the DCs and the office here in Columbus. We are one team with one goal, and 2014 with cross-functional engagement from all levels of the organization, is a great example of how we win together.

2015 is the next step in our journey, and we are prepared as an organization to raise our game. This is not a time to rest and there is no room for complacency. We need to lead with what I call the four Cs -- curiosity, courage, confidence and consistency. The cross-functional teams from the SPP continue to work the initiatives critical for our future not only in 2015, but in the years to follow. As an example, is our "Store Revolution". It is an ambitious program to improve our stores and the shopping experience for Jennifer through five major areas of focus. The first one, defining the roles and responsibilities of our store associates. Number two, improving the flow of merchandise from our back rooms to the floor, three, utilizing online recruiting tools to deepen our bench strength, four, automating the labor scheduling process and last, training our furniture associates on the art of the sale. This is by far the Company's most comprehensive in-store execution program ever.

As TJ noted, we will be making meaningful investments in the development of our e-commerce strategy during 2015. We've discussed the need for this channel almost since the day I walked in the building and I am so excited to see the opportunity coming together. Our plans are to finalize the development of the site, our infrastructure, and begin testing in small chunks in January or post-holiday with the goal of a full-blown marketing launch of the site in early Q1 of 2016.

This first phase of developing our omnichannel capabilities will focus solely on e-commerce. We are allowing a customer to order product online and we will ship to the customer from our DC here in Columbus. We know Jennifer wants to buy online from us, and we know we have somewhere in the neighborhood of 2 million to 3 million visitors to our current website each and every week. We also know we get one chance to get this right with Jennifer, so I support the diligence we are taking to get this right the first time.

Longer term, we will want to take the next steps into the omnichannel space, meaning drop shipments, buy online pick up in-store and maybe someday buy online ship from store. But I want to emphasize here, we are solely focused on first things first and that is delivering Jennifer the option to purchase from us online. Each of these initiatives will step forward in full view and importance in 2015. They share a common goal -- to fundamentally improve our business with even more focus on Jennifer. I think a new marketing campaign, Big Lots First, sums it up best. We want to be the first stop when Jennifer shops, the first employer for our associates, and the first investment for our shareholders. It is not business as usual here at Big Lots and it hasn't been for some time, and I am more excited than ever on what is to come. And now I'll turn the call back over to Andy.

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MARCH 06, 2015 / 1:00PM, BIG - Q4 2014 Big Lots Inc Earnings Call

Andy Regrut - Big Lots, Inc. - Director, IR

Thanks, David. Tracy, we would now like to open the lines for questions at this time.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). Jeff Stein, Northcoast Research.

Jeff Stein - Northcoast Research - Analyst

Very, very nice quarter. First a question on e-commerce. I'm wondering -- I know it is still a little bit early, but, David, I'm wondering if you could just kind of give us a glimpse into what your offering might look like online. I presume Furniture would be a piece of that and do you intend to be able to offer your Progressive financial leasing program online. And then just a quick follow-up, with regard to the port situation, any impact that you've seen in the first quarter? Thank you.

David Campisi - Big Lots, Inc. - President & CEO

I'll take the first part of that. The e-commerce piece -- definitely in the early stages, but we have done a lot of work looking at the SKU count that we're going to launch with next year, and I would tell you for sure, Furniture is a big piece of that and obviously Soft Home and parts of Hard Home will be part of that as well -- Appliances, Tabletop and so on, as well as, some of the Seasonal businesses. We are obviously not going to put Food and Consumables on the website, but we certainly clearly know what the SKU count looks like because we have to make those buys over the next few months.

So yes, very excited about the categories that we will launch with, and it is a very focused -- again, as I said before, first things first. We are going to crawl before we run here and make sure we do a lot of testing and get it right.

As far as the Progressive thing, initially, we don't have plans to launch with Furniture -- the Easy Leasing program.

The second part of your question on the port issues, I would tell you the team did a great job last year of -- Carlos's team brought that to our attention early on and we pulled up a lot of deliveries to ensure that we didn't have any hiccups, but candidly, like everybody, we have been dealing with a slowdown now for quite some time and it hasn't impacted us from a top-line point of view, but we are managing our way through that backlog right now, and we certainly have some receipts that we'd like to have into our DCs right now, so we're probably going to run a couple of weeks behind before we get ourselves caught up over the next 30 days, but nothing to be concerned about, no significant impact to the business.

Jeff Stein - Northcoast Research - Analyst

Great. Thank you.

Operator

David Mann, Johnson Rice.

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MARCH 06, 2015 / 1:00PM, BIG - Q4 2014 Big Lots Inc Earnings Call

David Mann - Johnson Rice & Company - Analyst

Yes, congratulations as well. A question about the leasing program. Can you talk about some opportunities there to enhance the spend, the average spend there? Talk about also attachments you are seeing in some of the other categories as well.

Tim Johnson - Big Lots, Inc. - EVP & CFO

I think at a real high level a couple of data points to share with everyone. Obviously we are about to anniversary the full rollout of Easy Leasing here coming up actually in the second quarter, but what has been encouraging to us is those stores that were in early test mode that have been in the program for more than a year are comping the comp as was mentioned earlier in the conference call. So I think that is probably the single biggest opportunity as we go into second quarter and the back half of the year. Comping the comp on this program is real good information for us and gives us a lot of confidence as we go into the back half of the year.

Specifically to your question, expanding that average amount spent on each transaction -- so to refresh memory for everybody, on average, we get about 65% or about two-thirds of customers that are approved. On average, customers are approved for about $1,200. Recent history has been getting about half of that at point of sale, or about $600 and change on the initial purchase from each customer.

Two or three things we are doing in 2015 to try to increase that spend. First off, our partners at Progressive have invested in our business by investing in their field team and adding to the number of field reps that are out there working with our district and regional team leaders. That's step one. Step two is, in the latter part of February, we actually added the Soft Home category to the Easy Leasing program with the understanding that customers could add Soft Home to their purchase if they were also purchasing furniture. So said another way, we're not going to allow a customer to lease a couple pillows, but we will allow them to lease as part of their purchase of a sectional or a mattress and box springs if they want to add top of bed or if they want to add something to that transaction that already involves furniture they are now allowed to do that. That is new in 2015.

The third thing I would point out is, as part of the Store Revolution that Lisa and Nick are championing for the organization, in the back half of the year, we will be rolling out some enhanced Furniture sales training. Clearly that can help the average Easy Leasing purchase and just the overall Furniture purchase. That sales training has been in test mode for the better part of a quarter now and we are obviously seeing good enough results that we want to roll it as soon as possible. So I hope that answers your question. There were two or three different things, David, that we are trying to execute here in 2015 to increase the average spend on transaction.

David Mann - Johnson Rice & Company - Analyst

No, that sounds great. A couple housekeeping questions, if I could. Can you give us a sense on what the edit category headwind was in Q4, what it might look like in Q1 and how much was the airplane charge you alluded to in the fourth quarter? Thank you.

Tim Johnson - Big Lots, Inc. - EVP & CFO

Last question first, the airplane impairment charge was about $2 million in the quarter and we had roughly $0.5 million of maintenance-related costs to get the plane ready for sale. It was on its standard maintenance schedule so that had to be done before the sale could close. The sale actually closed last week and the cash is in the bank, so we are out of the airplane business. The first part of your question, David?

Andy Regrut - Big Lots, Inc. - Director, IR

The comp headwind.

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MARCH 06, 2015 / 1:00PM, BIG - Q4 2014 Big Lots Inc Earnings Call

Tim Johnson - Big Lots, Inc. - EVP & CFO

Oh, the comp headwind. From the "Edit to Amplify" activity that we were up against in the fourth quarter, I guess I would answer it this way. It was in those categories where we had activity last year that are no longer in the store. In broad strokes, we did probably a little over $50 million on that product in Q4 of 2013. So that number essentially went to zero or close to zero in Q4 of 2014, which again speaks to the strength of the quarter that is somewhat masked. So if you think about the quarter being up roughly $20 million, what that means is the balance of the categories or the categories where we have to win in long term, the customer absolutely responded, Jennifer likes what we are doing in those key categories and they were up pretty significantly to last year to more than offset the "Edit to Amplify" activity from Q4 of 2013. That number of roughly $50 million, David, goes down to I'll say teens in Q1 and essentially zero in Q2. So we truly believe the worst of that is behind us.

David Mann - Johnson Rice & Company - Analyst

Thanks for all the detail. Good luck.

Operator

Peter Keith, Piper Jaffray.

John Berg - Piper Jaffray - Analyst

Thanks, guys. This is actually John on for Peter this morning. Great quarter. My first question is just in regards to your three-year strategic planning process, operating margin goal of 6% by 2016. Based on where you finished 2014, do you think you are tracking in line with where you thought you were going to be or are you running a little behind at this point?

Tim Johnson - Big Lots, Inc. - EVP & CFO

Full transparency, we are slightly behind in 2014. Again, if you think of where we came into our original guidance for the year, we came in around about $2.46. The high end of our guidance or typically our SPP or our stretch targets are going to be towards the higher end of guidance, so we are slightly behind coming out of 2014. Having said that, again, the guidance that we gave today moving more towards the high end of fiscal 2015 guidance puts us right back on track from an operating profit rate perspective on where we need to be. 2016 obviously is, of the three years, is the year where we make the biggest amount of movement in terms of leverage, keeping in mind there's a significant amount of investment going on in the business this year. It's our highest year from a CapEx standpoint. It's our highest year from an investment in our people and the training and the Store Revolution, as an example, all the warehouse management systems that went in last year that we are still getting ramped back up in terms of productivity this year.

So moving towards the higher end of our original guidance for 2015 puts us right back on track to 2016, but clearly there's a lot of work ahead of us. When we think about the targets for 2016 of 6%, we just finished a year where we comped up 1.8%. To get to that 6%, we've got to be comping towards the higher end of the range that we gave you guys and gals back in June that set a 2% to 3% comp. So we've got to be towards the higher end of low single-digits in order to have 2016 at 6% still in our sites.

John Berg - Piper Jaffray - Analyst

Okay. That's helpful detail. Thank you. And then just looking at your category comps for 2015 and how we should be thinking about how the categories may perform, we assume CE is going to be less of a headwind certainly, but how should we be thinking about Furniture and Food? Should they be -- are they going to stay about the same or decelerate from 2014?

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MARCH 06, 2015 / 1:00PM, BIG - Q4 2014 Big Lots Inc Earnings Call

David Campisi - Big Lots, Inc. - President & CEO

Again, as we have consistently told you guys that we are focused on five key categories to drive our comps over the next really not just three years, but the next forever. But I would tell you that the plan there is to have Furniture and Soft Home and Food pretty much close to the same projected comp. So those three would be at the high end with -- followed by Consumables and then the Seasonal categories are always a business that you want to plan flat to slightly down. Because of Toys being in that number, that's typically what we do as we continue to drive that business down and then obviously Hard Home and Electronics and Accessories would be at the very low end. So in that ranking, Furniture, Soft Home, Food, Consumables obviously at the high end. So hopefully that answers your question?

John Berg - Piper Jaffray - Analyst

Yes it does. Thank you very much and good luck in the remainder of 2015.

Operator

Patrick McKeever, MKM Partners.

Patrick McKeever - MKM Partners - Analyst

So just on e-commerce, you talked about some of the merchandise categories. Are you planning to do much in the way of, as many other retailers are, in-store pickup and ship from store and those kinds of things? That would be my first question. And then just the second one, just as you evolve the business with the "Edit to Amplify" program and the frozen and refrigerated food and furniture financing and some of the other things that you are doing, do you feel like your competitive set is changing and if so, who would some of the new competitors be or how would it be evolving?

David Campisi - Big Lots, Inc. - President & CEO

As I said earlier, in the e-commerce strategy, I want to be very, very careful in how we execute. So first things first, we are going to start with an e-commerce business first and ensure that we can ship the product to Jennifer and make that piece work out of the box for 2016. And certainly the BOPIS or buy online pick up in-store is definitely on the horizon, but I would say that that probably is more of a 2017 at best. It may even be a 2018 initiative. We've got to get the e-commerce thing up and running first and then we will follow that with the BOPIS strategy and the dropship actually will probably come before the buy online pick up in-store. We are very anxious to make that work as well and that technology is being built into the system as we build out in 2015.

The second part of your question, if I understand it correctly is, with the "Edit to Amplify" strategy and your question about a competitive set, I believe you also mentioned freezer coolers, we really -- again, we are not seeing anything significant out there that would make us feel that we have some issues with competition. As you see those numbers and hear those numbers this morning for Q4, the strategy is working. We're driving consistent comps in Furniture, Food, Soft Home and parts of Hard Home like Appliances and Tabletop and Food Prep and then also the Consumables business. So consistently over and over again, day after day after day, those businesses are performing well and my guys do a great job. In the Food area, Trey and Mike and his team have done a lot of work with our vendor community and they are out in the market shopping competition and ensuring that we are competitive. Are we going to be the lowest price guy everyday on milk? No. We don't have our own dairy farms, but we play in a space where we feel that where we compete for convenience we are competitive.

Tim Johnson - Big Lots, Inc. - EVP & CFO

Patrick, just one thing I want to echo what David said. Early on, upon launch and for the foreseeable future after launch, we are really trying to hit the basics in terms of just e-commerce, shipping from here in Columbus and hit the basics in terms of categories, not likely to have Food, not likely to have most Consumables on the web at that time available for sale. Additionally, some of the other initiatives outside of just e-comm only, as an

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MARCH 06, 2015 / 1:00PM, BIG - Q4 2014 Big Lots Inc Earnings Call

example like the dropship activity that David is talking about, again that won't necessarily be available right out of the box with the launch of e-commerce and that will limit us a little bit in terms of what we can offer in terms of some of the big bulk Seasonal as an example, or most of our Furniture, as an example, would be something we would be thinking about more in dropship. That doesn't mean that there could be some smaller Furniture items, but the bulk of that Furniture and Seasonal business is likely more akin to a dropship business, which will come later.

So there's been a lot of work that has gone into this, but I think to overemphasize what David said and what the team is focused on here is getting the site up and running in a very customer-friendly way. We've got one chance to make this right and make it work for Jennifer and we certainly want to exceed those expectations, so we will be a little more limited in terms of the SKU count that we offer online compared to the store, but we want to get it right for 2016 and get off to a great start with e-comm. Jennifer consistently tells us she wants to buy from us online. We consistently see a significant amount of web traffic to our current site. We totally believe this is the right path for us, but we are going to be very diligent about how we go about it.

Patrick McKeever - MKM Partners - Analyst

Got it. And then just a question -- I guess this is the question of the day, but are you feeling any wage pressure? Is that in your guidance and how much exposure just broadly speaking or thinking do you have to that, let's say the lower end of the spectrum as it relates to retail wages?

David Campisi - Big Lots, Inc. - President & CEO

I'm going to answer that the best way I can. A couple of things. One is we certainly have paid attention to what is going on out there externally. We've taken a hard look at that and have run some numbers, but I would tell you that we have a lot of long-term associates in our stores that are making way over $9 an hour and so we haven't really felt any wage pressure whatsoever and candidly, we wouldn't go public with something like that anyway because it's not our style to go out there and play in that space and communicate that way. We take care of our associates and I think it is deeper, candidly, if I can be, than just a $0.50 an hour raise. We believe what we are doing at Big Lots is creating a culture of I get to go to work at Big Lots and I want to go. As we improve our store conditions, our folks are happy. We see it in our cultural assessment surveys and so we look at it a little bit differently from the standpoint of culture, store conditions and so on.

But I do want to leave you with one other thing that we don't talk a lot about. Our associates very much appreciate -- when I first came to the Company almost two years ago, I was pretty shocked to see that we give a 20% associate discount in food. I worked for Kroger, as you know, back in my Fred Meyer days. There was no discount and that is traditionally the case with some of the guys who came out with these $9 an hour announcements. So again, our associates appreciate that discount. We offer them a couple of extended discounts during the year, a 30% off and they take advantage of that and I think you have to put the benefit piece of it into the equation. Maybe TJ can add a little bit of color on the benefit side of it from healthcare as well?

Tim Johnson - Big Lots, Inc. - EVP & CFO

Yes, I think, Patrick, we are looking at it more as a total comprehensive package. So wage rate clearly is part of that, as David mentioned. We have a lot of tenured associates who make significantly more than $9 an hour. We have a lot of states out there where obviously the state law is already close to $9 an hour, or certainly is in the mid to high $8s. Full-time associates are eligible for healthcare, as David said. The discount and the incremental associate discount days that we run are very well-received across the country. We haven't touched a lot about on this, but one of the initiatives that David pushed very early on when he came to the Company was getting more plugged in and be more extensive in terms of our philanthropic effects and we have launched the Big Lots Foundation, which was extremely well-received, so there's a lot of really positive momentum around recognizing the importance of the culture in general, not just what is the wage rate.

So in those ways, we feel like we might be in a little bit different place. Candidly, after a couple years where the business was not performing as well, everybody likes to be on a winning team and there were a lot of store team leaders, district team leaders and regional team leaders this year that certainly won and when they receive their bonus checks here in a couple weeks, they will be very, very happy to be part of the team. So we think of it a little more comprehensively than a wage rate.

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MARCH 06, 2015 / 1:00PM, BIG - Q4 2014 Big Lots Inc Earnings Call

Patrick McKeever - MKM Partners - Analyst

Got it. Okay, super helpful. Thanks, guys.

Operator

Brad Thomas, KeyBanc Capital Markets.

Brad Thomas - KeyBanc Capital Markets - Analyst

Good morning guys and let me add my congratulations as well on a great quarter and a great year. Wanted to get two quick questions in. First, with respect to traffic, wondering if you could comment at all in terms of what you are seeing out of Jennifer these days, and then secondly, if you could talk a little bit about the puts and takes on gross margin in the quarter and how you are thinking about that for 2015? Thanks.

Tim Johnson - Big Lots, Inc. - EVP & CFO

From a traffic perspective -- actually I'll speak from a transaction standpoint. Relative to other quarters in the year, fourth quarter was one of our better performances, certainly better than second or third from a transaction standpoint. Albeit still down slightly to the prior year, we certainly saw better performance on that metric in fourth quarter than second and third, so that was encouraging to us.

From a traffic standpoint, we do not monitor traffic in all stores. However, with the implementation of EAS systems or the electronic article surveillance systems at the front of the store, one of the side benefits of that is we will be able to count people coming in and leaving going forward. So again, as we think about the SPP, we are really focused on conversion and what does that conversion rate look like. We will take the better part of 2015 to develop the trend and develop an understanding by store and have more to communicate to our associates and incent them on as we go into 2016 and 2017 and beyond. So there is a lot of focus on traffic, conversion and obviously transactions in this SPP and as part of this Store Revolution rollout.

The second part of your question, which as it related to gross margin, during the quarter, I will tell you that almost entirely -- the entire increase in terms of gross margin rate year-over-year came in the form of a lower markdown rate and when I say that, I will say 2014's markdown rate in Q4 was a little closer to history and 2013, as you'll remember, was more of the anomaly. The bulk of that was the beginnings of the "Edit and Amplify" category or "Edit to Amplify" strategy from a year ago. The bulk of that came in, candidly, some categories like Electronics where our markdown rate was higher again from some of the categories that we decided to exit and have downplayed this year. So Q4 was almost entirely markdown-related.

Additionally, just maybe anticipating the next question, as you also remember, in first quarter of 2014 last year, which we are up against now in first quarter of 2015, we still had some "Edit to Amplify" markdown activity going on until that product was marked out of stock in early Q2. So the increase in gross margin rate here in the first quarter is expected to be from a lower markdown rate as well. Again, not an unusual markdown rate compared to our history going back to 2013 or 2012 or 2011, just the unusual activity was in Q1 of 2014 last year.

Brad Thomas - KeyBanc Capital Markets - Analyst

Great. Thanks so much, TJ.

Operator

Paul Trussell, Deutsche Bank.

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MARCH 06, 2015 / 1:00PM, BIG - Q4 2014 Big Lots Inc Earnings Call

Paul Trussell - Deutsche Bank - Analyst

Just to touch base on CapEx of $130 million to $135 million, TJ, you mentioned that I think $80 million to $85 million of that spend is toward some strategic initiatives, which is certainly understandable given all the investments you are making this year. Just help us understand the go-forward run rate as you complete the cooler rollout and given how hefty the investment is in e-commerce this year. And then similarly on SG&A, I think you mentioned that the leverage point is flattish. Is that something that is sustainable?

Tim Johnson - Big Lots, Inc. - EVP & CFO

Good questions, Paul. Back to the CapEx, starting there first. If I think about the $130 million to $135 million, as an example, we are calling out $30 million to $35 million of that gets us live with e-commerce towards the end of the year, beginning of 2016. That's again I'll call it the peak for the e-commerce piece. Now that's not to say that as we get into 2016 and 2017 to David's point earlier, incremental capital needed to execute buy online pick up in-store or dropship or buy online ship from store sometime way in the future or dropshipping product or adding a second DC at some point. Those all will necessitate capital. That's not something we are looking at here for 2015 and it's probably not a significant capital increase or number in terms of 2016 or 2017. We just don't know enough about that yet, Paul, to know for sure what to layer into the future.

I guess the best way to think about this is in round numbers in that strategic initiatives bucket of $80 million $85 million, you've got a cooler rollout that will be completed in first quarter. That number goes to zero in 2016. That's roughly $10 million of capital here in 2015 that we won't be repeating. Additionally, we will be completing the POS refresh. Again, new point-of-sale systems in our stores. If it's completed that's not a go-forward number. That's roughly $30 million here in 2015. Again this is not go-forward.

2015, so if you just take those two numbers out, Paul, you are back down around $100 million as a base. 2015 was always intended to be the largest CapEx number of the three-year plan, or of the SPP that we communicated back in June of 2014, so there's no changes to that, that's very, very consistent. I guess the only other piece going the other way is if new store activity were to increase or ramp up, obviously that would be a plus to CapEx. We don't foresee that in 2016, but we do foresee that at some point in the future, whether it be 2017, 2018 or 2019, somewhere out there. So hopefully that helps you from a CapEx standpoint.

The second part of your question in terms of SG&A leverage point, absolutely that was a key tenet in the operating profit model to 6% and beyond, beyond the SPP was to keep the comp leverage point low and close to a flattish comp, so it's absolutely embedded in our model. Do we think it is realistic? Yes, we do. Otherwise we wouldn't have communicated it. So that is what we are tasked with as an organization, and I am proud to say that the group came back with a plan this year that will allow us to deliver that here in 2015.

Paul Trussell - Deutsche Bank - Analyst

That's very helpful, TJ, thank you. Just one housekeeping on total sales. I think you grew sales about 1% or so this past year closing net around 30 stores. It looks like the store closings would be similar, yet you expect flattish sales growth. Just any color you can provide around that, that spread between comp and sales growth and just how we think about that going forward also.

Tim Johnson - Big Lots, Inc. - EVP & CFO

I would think about it very similarly. I think one thing to look at it in the models might be the fact that so much of the store closing activity came late in the year, primarily in fourth quarter and I would expect that to happen again in 2015. So again, said another way, the first three quarters of the year this year will obviously have a negative impact of those store closings on the total sales number.

Now having said that, one of the key factors we look at when closing a store is not just that store's performance, but what are our opportunities or ability to transfer that volume to nearby stores and thereby help the comp in 2015 and that is factored into our numbers as well. So I would look at timing of store closings being late in the year as you think about your comp spread going forward.

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MARCH 06, 2015 / 1:00PM, BIG - Q4 2014 Big Lots Inc Earnings Call

Paul Trussell - Deutsche Bank - Analyst

Appreciate it. Thank you, guys.

Operator

Dutch Fox, FBR Capital Markets.

Dutch Fox - FBR Capital Markets - Analyst

I had a couple quick questions. First and foremost, you talked about the port issues as it relates to your inbound inventory receipts, but are you seeing anything out there, disruption caused to other retailers that you might opportunistically be able to take advantage of? Are you planning for that, or if that comes along, is that just a benefit? And then I have a quick follow-up.

David Campisi - Big Lots, Inc. - President & CEO

I will take that one and I would tell you the guys who really got hung up in a bad way was a lot of the apparel guys as you probably well know by all the press out there. Dutch, we exited the apparel business when I got here and it's a business I understand probably better than any business because living in that world for 25 years, but we do sell socks and underwear and things like that, but we are not in what you would call the ready to wear hanging business. So we've had a few people come after us and want to see if we would be interested in taking that kind of stuff on and we certainly continue to buy tons of closeouts in Food and Consumables and to a lesser degree in the rest of the businesses, but we don't see any opportunity there for anything that is significant in our space that we would jump all over. I think many of these guys are just scrambling to get their product out of there and we don't see that as an opportunity for us and we're not certainly planning for it.

Dutch Fox - FBR Capital Markets - Analyst

A number of retailers have talked online and off-line too about being very concerned about delays to patio furniture, grills, summer seasonal, pools, pool toys, things like that. You are not necessarily seeing that out there yet?

David Campisi - Big Lots, Inc. - President & CEO

No, we took early delivery. As you guys know, we have a warm market, cold market strategy and so we were able to get our inventory into the stores where we planned it. Certainly there is some backup, as I said earlier and that would be in those categories, especially in patio and gazebo, but we have the inventory in the stores today. So again our team -- we have a very strong team in DT&S and these guys, under Carlos, his team, they have been out there and it's really under control for us. Are we behind in receipts versus where we'd like to be? Yes, but not anything significant to cause any alarm or concern for us.

Dutch Fox - FBR Capital Markets - Analyst

Okay, great. Thank you. And a quick follow-up, I just want to make sure I understand you are talking about the impact to the edit category. You indicated that there was a sizable impact to 4Q, a moderate impact to 1Q. Do you expect the residual of those edit categories to return to stable to positive comps in 2Q through 4Q or do you kind of see some of these categories as being just kind of a secular decline in comp categories for a few more quarters before they get to where you really want them to be?

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MARCH 06, 2015 / 1:00PM, BIG - Q4 2014 Big Lots Inc Earnings Call

David Campisi - Big Lots, Inc. - President & CEO

Good question. I would just tell you that, as he said earlier when we talked about that big headwind being behind us, the biggest chunk of that volume certainly was in Q4 and with residual into Q1. So once we get through Q1, it becomes almost nonexistent and we do see those edited businesses starting to comp up later in the back half of the year. Again, we are going to continue to -- we talk about the SPP all the time and it's important you guys understand. We set that plan in 2014 for three years, but that doesn't mean at three years we are done. So we're already working on 2017. So every year we will add the next year as we continue to navigate through what I refer to as a living working document that is very strategically driven, and we will continue to reduce footage in some of those categories that we don't believe we win in, so we can reallocate more space into areas like Furniture and Home. So again, we think we've taken them down to a point where the numbers are so small that we will start to comp positive in the back half.

Tim Johnson - Big Lots, Inc. - EVP & CFO

Yes, I think it's also important to note, Dutch, even with -- like Hard Home as an example, clearly, Hard Home had a fair amount of what we used to call hardlines activity in Automotive and Tools, etc., and those have been deemphasized in the store. Doesn't mean that there aren't certain smaller categories within those that are working.

Additionally, I would say, again, in the Hard Home area with Bob and his team, there are parts of that business that are working extremely well. Included in that area is stuff like Tabletop and Food Prep and Appliances, which those categories actually did comp during the fourth quarter, and we have expectations they will comp here in 2015. It is just some of the edit activity within that division they are up against is masking what is really good performance in some of the parts of Hard Home.

So again, as we get into the back half of the year as David said and particularly in Hard Home, we would expect it to start to flatten out or start to comp positive and certainly in some of the Electronics and Accessories areas, some of the accessory areas we've got growth plans for going into the back half of the year. So again, those teams are executing the plan just like the other five categories are and are very close to their numbers and doing a great job. It's just the other categories sometimes get a little bit more mentioned because they are so positive in terms of comps, but the entire merchant team is executing against the plan very well.

Dutch Fox - FBR Capital Markets - Analyst

So this is kind of the way that we should be looking at your comp cadence to accelerate against tougher compares in the back half of the year? That's kind of how you expect to drive comps through I guess through 2H 2015 among other things?

Tim Johnson - Big Lots, Inc. - EVP & CFO

I guess, yes -- yes and no, Dutch. I think the categories, as David said, where we are winning will continue to have outsized comps full-stop, and that's the expectation. I think where we start to get up against -- I hesitate to even call them tougher compares because, as you know, we had a couple years where we didn't perform as well, but certainly we will be up against positive comps in the back half of the year. The four key categories have to continue to outperform the store and a nice incremental benefit that we've not experienced in the last handful of quarters will be categories like Hard Home and Electronics and Accessories starting to flatten out and hopefully turn slightly positive in the back half. So yes, that does provide a little incremental lift as we go into the back half of the year.

Dutch Fox - FBR Capital Markets - Analyst

Great. Thank you very much.

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MARCH 06, 2015 / 1:00PM, BIG - Q4 2014 Big Lots Inc Earnings Call

Operator

Anthony Chukumba, BB&T Capital Markets.

Anthony Chukumba - BB&T Capital Markets - Analyst

Bit of a housekeeping question. So you mentioned -- I just want to make sure I had this right -- the sale of the Company aircraft, that was about a $2.5 million pre-tax charge?

Tim Johnson - Big Lots, Inc. - EVP & CFO

Yes, about a $2 million impairment charge and then we had standard maintenance costs of about $0.5 million to get the plane ready for sale, which completed last week.

Anthony Chukumba - BB&T Capital Markets - Analyst

Okay, got it. So by my calculations, that's sort of like a 20 basis point headwind to your operating margin in quarter and about $0.03 of EPS. Is there any particular reason you didn't back that out in your numbers?

Tim Johnson - Big Lots, Inc. - EVP & CFO

Candidly, Anthony, in the fourth quarter, we didn't view -- we wouldn't back out repairs and maintenance; that is standard. Whether we were going to sell the plane or not, we had to take it in for maintenance. A $2 million impairment charge in the fourth quarter where our operating profit number is at its peak during the year we didn't view as material and that's why we included it in the commentary today, to help you understand it, but to back it out and non-GAAP it, typically the numbers are a little bit higher when we do that and in quarters where it's a little more significant to the quarter.

Anthony Chukumba - BB&T Capital Markets - Analyst

Okay. That's perfectly fair, but I mean clearly that $2.5 million pre-tax charge will not be recurring in the fourth quarter of 2015, is that correct?

Tim Johnson - Big Lots, Inc. - EVP & CFO

You are correct and you are being kind. So said another way, at a 2.9% comp, if you backed that number out, we would've been closer to the high end of our guidance again suggesting that the model is becoming a little more consistent and little more predictable than maybe what you guys and investors have been used to in the past.

Anthony Chukumba - BB&T Capital Markets - Analyst

Okay, that's very helpful. Keep up the good work, guys.

Operator

(Operator Instructions). John Garrett, Wedbush Securities.

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MARCH 06, 2015 / 1:00PM, BIG - Q4 2014 Big Lots Inc Earnings Call

John Garrett - Wedbush Securities - Analyst

I was wondering if you could give us an update on the Rewards program maybe in terms of the number of members or any changes you expect to make with respect to messaging those customers during 2015. Then similarly, do you anticipate any meaningful changes to the profile or cadence of your overall marketing spend? Thanks.

Tim Johnson - Big Lots, Inc. - EVP & CFO

Good question. You know what, John, we haven't talked about the Rewards program in a while. Obviously, it's still a very key part of our strategy. I would tell you that the number hasn't grown significantly over time. It's been hanging right around that say 13 million to 14 million member number, and somewhat less than that is the number of people we actually email or have I'll say good information on to include in our email activity every day, week or month. But it's still a very important part of the strategy, and I know that you are a member and get those emails on a regular basis as I'm sure most people do. And hopefully more importantly than the number of members, John, hopefully what you have sensed is a little more urgency in the message, a tighter tie-in to what we are doing with marketing online, in-store and in print and on TV. It's a very I'll say more cohesive message today than maybe where we have been two or three years ago.

And we did use it I'll say very frequently during the fourth quarter and this whole conversation -- there's a conversation about email fatigue, but there's also a conversation about if we want to be competitive, essentially you need to be messaging your customer almost every day during the fourth quarter. Now we will back that down a little bit here in the first quarter, but it's still a very key part of this strategy and Andy and his team are still very focused on the Rewards program, but candidly the second part of your question, we will see a little bit more of the advertising spend move towards digital here in 2015 and maybe a little less in terms of print, both in the cost of what it takes to print today, but also the readership and the circulation is down a little bit year-over-year. So there will be a slight move I'll say from print towards more digital with TV kind of hanging in there at about the same rate of spend.

John Garrett - Wedbush Securities - Analyst

Great, thank you.

Operator

Matthew Boss, JPMorgan.

Matthew Boss - JPMorgan Chase - Analyst

Larger picture question, what percent of your business today in total is closeout and how should we think about the mix of closeout in both food and nonfood on a go-forward basis?

David Campisi - Big Lots, Inc. - President & CEO

So Matt, as we have talked before, our closeout penetration in Food and Consumables would be the highest in the business and within Food, there's categories that are very high, whether it is in salty snack or cereal categories. Those are very high penetrated closeouts and as you know, we expanded the NVO in there, so that did drive the penetration of closeouts down, but it's still a significant part of the business. And as you navigate through the strategy and you look at those top five categories we are heavily focused on, you move into Soft Home, which is really performing quite well. We still buy closeouts when it passes the QBFV and so that has reduced, candidly, the number of closeouts significantly because there isn't a whole lot of quality, brand, fashion and value closeouts out there any longer, but when there is one, we jump all over it. So the penetration in that world has been reduced.

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MARCH 06, 2015 / 1:00PM, BIG - Q4 2014 Big Lots Inc Earnings Call

When you move over into hardlines and you talk specifically about really the housewares, home side of it in Bob's world, the Appliance category is still a very refurbished high penetration as is floor care to the total, so there's still closeout activity going on in there. Again, you move to the next business in Consumables, Steven and his team are always on top of -- we have, as you know, a big relationship with guys like P&G and Kimberly-Clark and so on, and we have a pretty high closeout penetration in there, especially when you get into some of the categories in Food -- I'm sorry, Chemicals and so on and Paper. Those are big categories where we continue to drive big closeout opportunities.

Last in there would be Seasonal, which as you well know, that's our own product that we develop in Asia both in Patio and in Trim, so there's virtually very little closeout activity in there. Although I would tell you, a year ago or so I was contacted by somebody I knew and we bought a big, huge clay pot closeout. Again, when there's an opportunity, even in those categories, if it makes sense and it passes QBFV we will go after it. But it's hard to give you a total number as a percentage, because it is in flux and it does vary from month to month based on the opportunities out there.

Matthew Boss - JPMorgan Chase - Analyst

Okay, great. Then, Tim, one financial follow-up. As you talk about the 6% margin goal for 2016 and, like you said, if you hit the high end of 2% to 3% comps the next two years you can get there. I guess my question is, what is the actual margin that we should think about on a reported basis? Is it slightly less than this, given some of the e-commerce investments, or is that 6% is the retail? I'm just trying to think of the best way that we should be thinking about it from a modeling perspective.

Tim Johnson - Big Lots, Inc. - EVP & CFO

6%, Matt, was always the retail number. If you think back to the June 2014 conference, we didn't necessarily have any estimates or financial models as it related to e-commerce. So 6% has always been the retail operating model goal for 2016, and obviously where you guys have the best amount of history to go look at where we have performed in the past and what you might think it takes to get there.

So to answer your question, this year and next year, when you factor in what our e-commerce results ultimately end up being, that will take the operating margin rate as a company down slightly. Again, 6% was always the operating model for retail stores only and we are just now getting a better understanding of just 2015 in terms of what the expense and CapEx needs are going to be. Not even speaking to 2016 since we haven't officially sourced anything yet or sold the first thing online yet.

Matthew Boss - JPMorgan Chase - Analyst

Okay, great. Best of luck, guys.

Operator

Meredith Adler, Barclays.

Meredith Adler - Barclays Capital - Analyst

Congratulations. I have two questions. First is about stores. And I know that you are -- most likely you are not closing any stores where the lease hasn't expired or is close to expiring. But as a strategy, what stores do you focus on to close? Is it about the real estate, the demographics; what is the strategy?

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MARCH 06, 2015 / 1:00PM, BIG - Q4 2014 Big Lots Inc Earnings Call

Tim Johnson - Big Lots, Inc. - EVP & CFO

Yes. It's a little bit of all of those, Meredith. I could give you all different types of examples ranging anything from it's a store that, from a productivity standpoint, either isn't delivering or hasn't hit the targets. We have a number of stores, particularly in some of our older markets, where the leases are extremely favorable. We run out of options and all of a sudden goes to market and the profile looks much different, the $1 to $2 stores that now the market is at $10 or $12. So there's a wide-ranging reason.

Having said all of that, we are focused on, as you would expect us to be, the four-wall returns of a store and if it is not up to our expectations then the second step is we look at the store's organization, who is part of every decision to open or close a store and get their input in terms of what is possible, what are the reasons, is it competition, is it execution on our part, is there something we could do differently from a marketing perspective, what are our options to improve performance? If that is not an opportunity then we look at, candidly, what kind of volume could we transfer to a nearby store and the overall market productivity from a profitability standpoint or a return standpoint gets better.

So we look at a number of different factors. It's not just one thing. Typically though the single biggest challenge would be volume and top line, lower productivity stores, has someone else come into the market, or candidly, has the market moved within a town or city and we are just not in the right spot anymore. So typically it is productivity.

Meredith Adler - Barclays Capital - Analyst

Okay, and then I will ask just one other question. Obviously, adding a lot of Consumables and having a lot of strength there puts pressure on the gross margin. At the same time, your Furniture business is also very strong. Is it right to think about the mix of sales and the impact on the gross margin by looking at those two trading off each other, or offsetting each other I guess is the right word?

David Campisi - Big Lots, Inc. - President & CEO

Yes, Meredith. That's a good question too and the answer to that is yes. The Food margin obviously is lower than those other two businesses and Consumables is slightly higher than Food. But as we continue to grow Furniture the way we have been and Soft Home and again other parts of Home as well, but as we grow that business, those two businesses and Seasonal by the way are all the three categories that have a much higher gross margin rate. So we continue to grow those at the same pace as we grow Food. The mix works and that's where when TJ runs the model out three years out and you see how that looks and how we are planning those businesses. Again, we need to win in Furniture and Home and Seasonal so that the penetration of Food and Consumables doesn't take over and that's clearly our strategy long term is to manage that mix that way. So I don't know if, TJ, you want to add some color to that?

Tim Johnson - Big Lots, Inc. - EVP & CFO

Yes, the other piece in there, Meredith, is Soft Home and Martha and Kevin and their team have it going on right now in Soft Home in a big way both from a comp perspective and it is one of the highest margin contributors, margin rate and margin dollars, in the Company. So at a real high level, Soft Home and Seasonal are above the Company average. Parts of Furniture above, parts of Furniture are below the Company average in terms of those promotional businesses. And then as you would expect, Food and Consumables, to your point, are a little bit below the Company average. But for right now we think all of that works together. We think the margin rate holds here or gets slightly better and that is what was embedded in the SPP from the beginning and it's what's embedded in our guidance for fiscal 2015.

Meredith Adler - Barclays Capital - Analyst

Wonderful. Thank you very much.

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MARCH 06, 2015 / 1:00PM, BIG - Q4 2014 Big Lots Inc Earnings Call

Operator

Joe Feldman, Telsey Advisory Group.

Joe Feldman - Telsey Advisory Group - Analyst

Good quarter. Wanted to ask, you had called out earlier in the call that toys were weak and I know it's not a huge category, but I was just wanting to understand that because I thought -- we had heard from a few other retailers that toys were decent for them and I was wondering if it was competitive pressure or was it the mix of what you had or any color you could add would be helpful?

David Campisi - Big Lots, Inc. - President & CEO

As I talk to you guys all the time about what is ownable and what is winnable, we plan Toys down intentionally and have taken some linear footage away to grow what TJ just talked about, the Soft Home categories. The margin in Toys is about the same as it is in Food, and when you look at winning against a Toys R Us or a Target, and I know those guys came out talking about their business and that category being very good, what sometimes we don't know and you don't know is what falls into that Toy, what other categories may be in there that we are not into that they are. So sometimes you got to be careful with how they look at it and purely -- we are not including any type of Electronics in there or anything like that in that category and some of the other guys do. So it's very difficult to look at that.

But as you well know, Mattel and Hasbro, especially these guys are in very difficult challenges right now if you see what is going on with them and you saw what happened with Barbie. We had to play in that space in the fourth quarter too where everybody was basically running a buy one get one free to move the inventory. It's a downtrending category if you look at the purest, purest part of it. So if you walk into a Toys R Us and you see all of the Electronics in there and all the Apple product and so on, if you just backed out real true traditional toys -- this is just my belief -- you would be hard-pressed to say that you are comping positive.

So again, we planned it down because it is strategically not a growth category for us. We will be in the business -- I will be honest with you, we brought in a new buyer. She is very good, but she inherited a pretty poor assortment and we think that under Michelle and Steve's leadership that we can get that business stabilized, but it's going to be an editing process. We will participate this spring in Star Wars. We think the Frozen opportunity in the back half of the year is an opportunity for us, but it is not a growth business.

Tim Johnson - Big Lots, Inc. - EVP & CFO

Joe, one thing to kind of level set for everybody too, as you are walking stores here in the spring season, again, very consistent with the SPP from the beginning, Toys will actually give up some space here in the spring season in favor of expanding Soft Home. So again, to David's comment, winnable, ownable category, Soft Home, high margin, doing extremely well right now will be a space beneficiary in the spring season. Again, if you think about what we are doing, tying it into Easy Leasing and everything else, it makes all the sense in the world for us, but it certainly will impact what we are able to do in Toys going forward. But again for the customer and for where Jennifer thinks of us first, it makes all the sense in the world.

Joe Feldman - Telsey Advisory Group - Analyst

That's helpful. Thanks for explaining that. And then also another thing you guys have mentioned was February obviously being a little sluggish up here in the Northeast and the northern part of the country because of the weather. You mentioned, if I heard it correctly, Furniture was a little slower in those markets and I was just curious if there is any inventory that might need to get cleared out? Is there markdown risk I guess to that inventory or is it nothing to really worry about?

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MARCH 06, 2015 / 1:00PM, BIG - Q4 2014 Big Lots Inc Earnings Call

Tim Johnson - Big Lots, Inc. - EVP & CFO

We are not worried about it. I guess the comment there, you don't typically think about Furniture as being weather-sensitive, but in our business it definitely is, Joe. Again, a traditional furniture retailer has delivery and everything else that goes along with it. We offer that, but a lot of our customers, candidly, come in and take the couch home that day, take the mattress home that day, strap it to the top of their car, put it in the back of the car and it is hanging out and you are not going to do that if it's raining, snowing or both. It might sound kind of different, but it is real. It's real in our business.

And the other I guess data point to consider is we know -- I'm staring at a map in front of me and we have a very good understanding that quarter-to-date in California, Texas, Florida, the southeastern states up and down the Pacific Northwest, Arizona, Nevada, all of those states where weather is less of an issue, our business is just where we need it to be and it is fine. And then I look at states like Tennessee, Kentucky, up into Connecticut, Massachusetts, those businesses, which if you follow the weather map, are very colorful every day. So we know that's impacting our business. We know that will come to an end at some point. We know we have strategies in place to try to recover some of that business that was lost in those markets. Not a lot different than what we went through in fourth quarter coming out of November where we felt very confident we had strategies in December and January, we feel very confident about what we've got planned for March and April. So we look at those markets for a couple weeks as anomalies that we've got to work hard to get it back, but we are confident we can do it.

Joe Feldman - Telsey Advisory Group - Analyst

Thank you. If I could sneak one more in, I apologize, just gas prices, any benefit you guys have seen from the lower gas prices? Then I will hop off.

David Campisi - Big Lots, Inc. - President & CEO

We are just smiling as you say that because, yes, as you know, that's a good question, everybody asks that question and it's talked about a lot. What they don't talk about is how the food prices and not necessarily at Big Lots, but the traditional grocery food prices have gone up significantly while fuel prices have gone down. So I kind of look at it as one cancels out the other. It's hard for us to figure out whether that guy who was putting $10 in his tank is now putting $15 in there or something like that. We certainly don't look at it as something that's embedded in our forecasts that's an opportunity. It's too difficult to predict and we just kind of think that it is a lot of -- it's talked about a lot; don't think it's meaningful. TJ, if you want to add to that?

Tim Johnson - Big Lots, Inc. - EVP & CFO

It is difficult to extrapolate our business. Do we like lower gas prices or higher? We like lower.

David Campisi - Big Lots, Inc. - President & CEO

Sure.

Tim Johnson - Big Lots, Inc. - EVP & CFO

But it's difficult to flip the switch and see it having a significant impact on our business one way or the other. I do think psychologically when gas starts with a 4, that's a challenge, but from where we are today, we like it lower than higher, certainly.

Joe Feldman - Telsey Advisory Group - Analyst

Great. Thanks, guys. Good luck with this quarter.

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MARCH 06, 2015 / 1:00PM, BIG - Q4 2014 Big Lots Inc Earnings Call

Operator

Dan Wewer, Raymond James.

Andy Regrut - Big Lots, Inc. - Director, IR

Okay, Tracy, we will call it a day. Would you please close the call with replay instructions?

Operator

Yes, thank you. Ladies and gentlemen, a replay of this call will be available to you within the hour. The replay will end at 11:59 PM Friday, March 20, 2015. You can access the replay by dialing toll-free USA and Canada 888-203-1112 and enter the replay passcode 5083776 followed by the pound sign. International, 719-457-0820 and entering the replay passcode 5083776 followed by the pound sign. Ladies and gentlemen, this concludes today's presentation. Thank you for your participation. You may now disconnect.

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